Exhibit 23(b)

KPMG LLP Two Financial Center 60 South Street Boston, MA 02111

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements on Form S-4 (No. 333-107556) and on Form S-8 (Nos. 333-98877, 333-142452, 333-155587, 333-163106, 333-181177, 333-184792, 333-194243, 333-219566, 333-224587, 333-226398, 333-158069, 333-253046 and 333-264715) of our report dated February 11, 2021, except for the changes described in the third paragraph of note 1 and the fifth paragraph of note 2, as to which the date is February 11, 2022, with respect to the consolidated financial statements of General Electric Company.

/s/ KPMG LLP
Boston, Massachusetts
February 10, 2023